EXHIBIT 99.2

OPENTV CORP.

Q1 2009 Investor Conference Call

Transcript of Prepared Remarks

May 7, 2009

2:00 p.m. PST

Operator

Good day, ladies and gentlemen and welcome to the first quarter 2009 OpenTV Corp. earnings conference call. My name is Cherelle, and I’ll be your coordinator today. [Operator instructions] I would now like to turn the presentation over to your host for today’s call, Mr. Mark Beariault, General Counsel. Please proceed.

Mark Beariault – OpenTV Corp. – General Counsel

Thank you, Cherelle. Before we begin today, please note that we have made available a short presentation in PDF format containing financial information about OpenTV that members of management may refer to on this call. I invite you to view the presentation by visiting the Investor Relations page of our Web site located at www.opentv.com.

Also, I would remind you that during this call, members of OpenTV’s management, in addition to discussing the actual results of this past quarter, will be making forward-looking statements. These forward-looking statements are based on our current expectations and beliefs, and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.

For example, statements regarding forecasted growth of the markets for our products, our ability to expand our product offerings, our ability to maintain the momentum in our revenue growth and to achieve positive net income, and our financial guidance for 2009 are all forward-looking statements.

For a detailed discussion of the factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K filed with the SEC, and any updates to those risk factors contained in the reports we file from time to time with the SEC. Those reports can be viewed on the Investor Relations page of our website. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

During this call, we will also be referring to Adjusted EBITDA and billings, which are non-US GAAP financial measures that management believes are helpful in understanding our business and performance. We have included a reconciliation of those measures to U.S. GAAP measures in the financial materials posted on the Investor Relations page. We will also make available a webcast replay of this conference call on our website.

With that, I will turn the call over to Ben Bennett, Chief Executive Officer of OpenTV.

Ben Bennett – OpenTV Corp. – Chief Executive Officer

Thank you, Mark, and good afternoon everyone. Before turning to our first quarter results, let me provide a brief statement regarding the proposal by Kudelski SA to acquire all of the OpenTV Class A ordinary shares not currently owned by Kudelski. As we have previously stated, a special committee of independent directors was formed by our Board of Directors to review the proposal. They have engaged independent financial and legal advisors and are evaluating the proposal with the cooperation of the OpenTV management team. We do not have anything new to report today regarding the Kudelski proposal and given that the process is still underway, we are unable to take any questions concerning the proposal or the Special Committee’s evaluation process. We do look forward to updating you in the future when the Special Committee is prepared to make a public statement.

With that, let’s turn our focus to OpenTV’s first quarter financial results. For the first quarter of 2009, OpenTV delivered revenues of $29.4 million and net income of $1.2 million, our 6th consecutive quarter of profitability. Given the current worldwide economic climate, we are pleased with these results as we continue along our path of long-term scalable growth and sustained profitability.

Billings for the first quarter were $35.1 million. We also continue to generate positive cash flow with $12.5 million generated in Q1 leading to a healthy balance sheet with no debt and over $114 million in cash and cash equivalents.

During the first quarter of 2009, we made good progress, both in working to acquire new customers as well as securing follow-on business within our existing customer base. As Mark mentioned, we posted a few slides on our web site that lend some historical perspective to our recent performance. Slides 3 and 4 of that presentation highlight the steady growth we have achieved in total digital device shipments as well as the growth of PVR shipments. In Q1, an additional 6.1 million OpenTV-enabled digital devices were shipped worldwide, bringing the total shipped to date to over 127 million. Of the devices shipped in Q1, 1.2 million were PVR-enabled devices, which represents about a 61% increase over the first quarter of 2008 and brings the total OpenTV PVR-enabled devices to just over 8.4 million to date. I also want to highlight that we have now deployed in excess of 15 million OpenTV HTML-enabled televisions in Japan with our key partner, Panasonic. Turning to our advertising business, we continue to increase the number of U.S. cable subscribers that are served by EclipsePlus, our advanced campaign management system. We now serve 15 of the top 25 U.S. Cable DMAs. In addition, we are developing an international version of our campaign management product, which we expect to be available in the third quarter of this year. It is still early days for this product internationally, but we are optimistic about the market potential and look forward to updating you in the future on these efforts.

Overall, we continue to maintain our leadership position in the Pay-TV markets in which we sell our middleware and advertising technologies. The worldwide shift from analogue to digital TV continues to be a key driver in the growth of our business. Our customers are being opportunistic by positioning Pay-TV services as a cost effective way to get the most out of their consumer’s discretionary income - ‘staying in’ has almost become the new ‘going out.’ To that end, we remain cautiously optimistic that demand for digital TV services in general will continue to grow over the medium to long term regardless of the current macro economic downturn. Of course, we are not the only ones to recognize the potential of the digital TV marketplace, and to that end, we have seen increased competitive activity recently. Let me be clear that the company will meet this challenge with the appropriate investments in our core technologies and services in order to maintain the company at the forefront of this exciting market.

Let’s now take a moment to highlight some of our key achievements during the first quarter of 2009:

•	In Europe, we achieved final acceptance on some of our key middleware projects and launches, including Ziggo in the Netherlands, Portugal Telecom and VOO in Belgium.

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In Australia, we have continued strengthening our relationship with FOXTEL, a NewsCorp entity. They have committed to some sizable projects with OpenTV in support of major programs scheduled for launch in Q3 2009. We have also made significant progress with FOXTEL regarding our next generation platform. Nothing specific that we are able to announce yet today, but these discussions demonstrate that our customers are keenly interested in OpenTV Core3, our next and 6th generation middleware offering. We are pleased with the level of interest and are looking at all opportunities to accelerate the delivery of this product into the marketplace.

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In China, I’m very pleased to say we are close to launching our Core2 middleware solution with a cable operator that is converting its systems from analogue to digital. We do expect to make an announcement on this launch in the next few weeks.

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I am also delighted to share with you that our Middleware PVR solution was recently tested by Seagate Technology, a leading manufacturer of hard disk drives. Results indicated that the OpenTV PVR was found to be one of the best in performance and reliability and one of the most stable PVR systems available today in the market. These are critical features for OpenTV’s customers as many are beginning to deploy significant numbers of high end HD/PVR set-top boxes worldwide which provide subscribers with an enhanced and time-shifted viewing experience.

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Finally, on the advertising front, as we announced earlier today, we now provide campaign management services for all of Time Warner Cable’s local ad sales operations in the continental U.S., which serve 97% of the operator’s total subscriber base. This is a significant milestone in our relationship with Time Warner and we look forward to further developments with this important customer. We also recently added Suddenlink Communications as an EclipsePlus customer, and will be supporting their advertising operations in 7 states in the U.S. reaching approximately 1.2 million subscribers. Overall, our EclipsePlus campaign management solution now delivers spot advertising to 29.5 million cable subscribers in the U.S., representing a 52% share of the subscribers of the top 10 MSOs.

In closing, I think the first quarter was a solid start to the year for OpenTV. We remain cautiously optimistic for both the company and our key markets for the rest of the year and into 2010. The management team at OpenTV remains focused on execution, delivering results and building a suite of next generation products to ensure that our technologies are positioned at the forefront of the digital media and PayTV industries.

With that, I’ll now hand the call over to Shum who will discuss the first quarter results in more detail. Shum?

Shum Muhkerjee – OpenTV Corp. – EVP, CFO

Thank you, Ben, and good afternoon, everyone.

Billings in Q1 09 were $35.1 million, down 6% compared to Q1’08, primarily reflecting a $2.5 million reduction in billings from our Advertising segment. Billings in the Middleware segment were $30.2 million, approximately the same as in Q1 08. Higher billings to UGC, Portugal Telecom, and SkyPerfect were partially offset by reduced billings to BSkyB related to volume-based price reductions and reduced billings in professional services in Q1 09 compared to Q1 08 when we completed some large professional services engagements with Numericable and Austar. Billings in the Advertising segment were $4.9 million in Q1 09, $2.6m below billings in Q1 08, primarily reflecting a shift in our pricing model for our EclipsePlus product towards an upfront license fee model, coupled with lower billings from Charter Communications and lower professional services billings from Comcast.

Revenues in Q1 ‘09 were $29.4 million, down 13% from revenues of $33.8 million in Q1 2008, reflecting a decrease of $3.1 million in Middleware segment revenues and a decrease of $1.3 million in Advertising segment revenues. Royalties and Licenses revenues from the Middleware segment were $21.1 million in Q1 2009, up $600,000 from revenues of $20.5 million in Q1 2008, reflecting higher revenues from UGC and Portugal Telecom partially offset by lower revenues from BSkyB. Services and other revenues from the Middleware segment were $5.9 million, $3.7 million below Q1 2008 when we had completed and recognized revenues on a large number of professional services contracts, including Numericable, Austar and Reliance. Revenues in the Advertising segment were $2.4 million in Q1 2009, $1.3 million below revenues of $3.7 million in Q1 2008 reflecting decreased revenues from Comcast and Time Warner.

Deferred revenue at the end of Q1 ‘09 was $36.3 million compared to deferred revenue of $33.2 million at the end of 2008, primarily reflecting increased billings to DishTV India and Foxtel that are not yet recognizable as revenues.

Adjusted EBITDA before unusual items in Q1 09 was $4.1 million compared to $7.6 million in Q1 ‘08, primarily reflecting decreased revenues in Q1 09 as compared with Q1 08. Contribution margin in the Middleware segment was $10.9 million, or 40% of the segment revenues, compared to a contribution margin of $13.7 million, or 46% of the segment revenues in Q1 of 2008. Contribution margin in the Advertising segment was a loss of $300,000 in Q1 09, compared to a profit of $700,000 in Q1 08.

Interest income in Q1 2009 was $100,000, compared to $700,000 in Q1 08, reflecting lower effective interest rates on our investment portfolio, which consists of money market funds, short-term debt securities issued by government entities and other highly-rated institutions. Other income in Q1 2009 was an expense of $500,000 compared to a gain of $1.8 million in Q1 2008 when we benefited from foreign exchange gains on a portion of our cash balances denominated in non-U.S. currencies.

Net income in Q1 ‘09 was $1.2 million, compared to a net income of $6.3 million in Q1 2008.

Our balance sheet and financial position remain strong. Our cash portfolio as of March 31, 2009 was $114 million compared to $103 million on December 31, 2008 and $96 million on March 31, 2008. The increase in cash primarily resulted from $12.5 million in positive operating cash flow in Q1 2009, reflecting net income of $1.2 million, non-cash items of $2.3 million and a working capital improvement of $9 million.

Now moving to our guidance, which remains unchanged from our last earnings conference call held on February 25. We expect full year billings to be in the range of $125 million to $135 million and full year GAAP revenues to be in the range of $117 million to $123 million. We also intend to take advantage of our strong financial position to invest in process improvements and product development efforts to maintain a competitive roadmap. Despite these investments, we expect to be profitable at the net income level for full year 2009.

And now Ben, Mark, and I will be pleased to answer your questions.